                                                                   EXHIBIT 10.41

                               OPTION AGREEMENT
                                  (Parcel A)

     THIS OPTION AGREEMENT (the "Agreement") is made and entered into effective this 21st day of November, 1994, by and between Pangolin Corporation, a California corporation ("Buyer"), and U.S. Energy Corp./Crested Corp. ("Seller").

                                  WITNESSETH:

WHEREAS, Seller is the owner of certain real property located in the City of Gunnison, Gunnison County, Colorado (the "Property") more particularly described on Exhibit A attached hereto, subject to verification by survey and title inspection;

WHEREAS, Buyer desires to obtain an option to purchase the Property from Seller; and

WHEREAS, upon the terms, covenants and conditions contained in this Agreement, Seller is willing to grant such option to Buyer.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and for other good and valuable consideration, the receipt, sufficiency and legal adequacy of which are hereby acknowledged, Buyer and Seller agree as follows:

     1. Grant. Seller hereby grants to Buyer an option to purchase fee title to the Property and all rights appurtenant thereto (including without limitation, water rights or shares, mineral rights, governmental approvals, utility hook-ups, licenses, leases, easements and rights of way) upon the terms, covenants and conditions set forth in this Agreement (the "Option").

     2. Term. The Option hereby granted is for a term commencing on the date of this Agreement and expiring at midnight (Mountain) 60 days from the date hereof (the "Option Period").

     3. Purchase Price. Buyer tenders herewith the nonrefundable, full option purchase price of Ten Thousand Dollars ($10,000). Upon exercise of this Option, the total purchase price for the Property shall be One Million Dollars ($1,000,000), or $17,337 per acre subject to adjustment to reflect the exact acreage which shall be determined in accordance with the survey described in paragraph 4(i) below (the "Purchase Price"). Any funds paid for this Option shall be applied to the Purchase Price paid at Closing. The Purchase Price shall be paid as follows:

           (i) $10,000 as the option purchase price delivered upon the execution of this Agreement by Seller; plus

           (ii) $490,000 payable in cash at the "Closing" (as hereafter defined). Upon such payment, Seller shall deed the first 19.25 acres of the Property to Buyer, free and clear of
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     any liens or encumbrances, these acres to be valued at the rate of 150% of the $17,337 per acre (subject to adjustment in accordance with the survey of the Property) purchase price (or $26,000 per acre). The Buyer shall designate the specific property to be deeded on a 90/10 non-commercial to commercial acreage ratio. "Commercial acreage" for purposes of this Agreement shall mean that 10.44 acres fronting on Highway 135 presently zoned commercial. The remainder of the Property shall be considered for purposes of this Agreement non-commercial; plus

           (iii) $500,000 evidenced by a purchase money promissory note and trust deed encumbering that portion of the Property not conveyed to Buyer free and clear pursuant to subparagraph 3 (ii) above, in favor of Seller to be delivered at the Closing containing the following specific terms in addition to other standard or statutory terms (including Seller's rights as a secured party to foreclose thereon under applicable law in the event of default):

               (a) Interest only payments at the rate of seven and one-half percent (7.5%) per annum payable annually on the anniversary of the Closing, with any accrued but unpaid interest due and payable in full upon final payment of the principal balance of the Note.

               (b) Partial Lien Release provision requiring Seller to release or make request to the public trustee for reconveyance of whole or fractional acreage upon payment of principal under the Note at the rate of $50,000 per acre for commercial acreage and $19,200 per acre for non-commercial acreage. Buyer shall designate the property to be released at the time of payment of the principal.

               (c) Payment of the entire principal balance and all accrued but unpaid interest on the third (3rd) anniversary of the date of Closing, without prepayment penalty.

               (d) Seller shall promptly consent in writing to any plat maps, subdivisions or other instruments necessary for rezoning, subdivision, annexation, recordation, or other development requirements, and to release without prepayment any acreage that is needed for public improvements; i.e. roads, sidewalks, utility easements, parks or trails. Such consent may not be unreasonably withheld or delayed.

               (e)  Nonrecourse provision.

The trust deed and promissory note to be executed, delivered and recorded in connection with the foregoing purchase money financing shall be on State of Colorado approved forms, as modified for the provisions contained herein.

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     4.    Survey, Property and Title Inspection.

           (i) Within 20 calendar days of the execution of this Agreement by both parties, Seller, at its expense, shall obtain and deliver to Buyer a certified survey which shall identify any encroachments or property boundary discrepancies and shall determine the actual legal description of the Property which legal description shall be consistent with the description attached to this Agreement as Exhibit "A" and the understanding of the parties (the "Survey"). By the Closing, Seller shall provide Buyer with a certified survey of all lots platted on the Property. Buyer shall prior to the termination of the Option Period give Seller written objections and proposed modifications to the Survey. If Buyer has not given Seller written notice of its objections within the Option Period, the Survey shall be deemed to have been accepted by Buyer as the legal description for the Property. If the Survey and the resulting legal description of the Property do not vary materially from the description of the Property represented in Exhibit "A", Buyer may not object to the Survey except for reasonable objections based upon reasonable development requirements for the remainder of the Property or upon requirements of Buyer's lender or applicable regulatory or governmental authorities.

           (ii) Seller hereby grants to Buyer and persons designated by Buyer the right and permission at any time to enter upon the Property to inspect, appraise and verify surveys thereof. Seller shall also make available to Buyer for inspection all records of operations on the Property, including all records and documents concerning water and mineral rights, governmental permits, surveys, engineering studies, water surveys or data, seismic studies, environmental studies, designs, plats, maps, licenses and allotments. Buyer agrees that it will not interfere, in any material respect, with Seller's use of the Property in conducting such inspections.

           (iii) Within 20 calendar days of the execution of this Agreement by both parties, Seller, at its expense, shall obtain and deliver to Buyer a commitment for the issuance of a policy of title insurance with extended coverage on the Property, with copies of all documents identified as exceptions therein. Buyer shall prior to the termination of the Option Period give Seller written objections to the status of title. If Buyer has not given Seller written notice of its objections within the Option Period, the commitment for title insurance shall be deemed to have been accepted by Buyer and Buyer shall accept such a title policy in compliance therewith as satisfaction of Seller's commitment in that respect hereunder. If Buyer reasonably objects to any item or exception in the commitment, Seller shall remove or cure such objection or exception prior to Closing. To the extent that such objectionable items can be removed by the payment of the amount of any such lien or encumbrance, Seller agrees to have

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     the proceeds paid by Buyer at Closing applied to such liens in order to obtain their removal. In the event Seller fails to cure any such objections or exceptions, Buyer may refuse to Close and the Closing date shall be extended until such objection or exception is cured or Buyer terminates this Agreement, at its discretion, whereupon Seller shall reimburse the Option purchase price to Buyer. In the event that this Option is not exercised by Buyer, all such evidences of title shall be immediately returned to Seller.

     5. Exercise of Option. Buyer may exercise the Option at any time from and after the date hereof and prior to the expiration of the Option Period by giving to Seller notice of exercise in writing by certified mail, postage prepaid thereon at the address indicated in paragraph 14(ix) of this Agreement, which notice must be postmarked on or before the expiration of the Option Period, or by hand-delivery or courier service. Within 10 calendar days of the date of this Agreement, Buyer shall designate a Gunnison County, Colorado escrow agent (the "Escrow Agent") and identify a closing date to be not later than 60 calendar days after the date Seller executes this Agreement.

     6. Title. At Closing, Seller shall execute and deliver to Buyer a good and sufficient warranty deed conveying fee simple title to the Property to Buyer, subject only to those easements, rights of way, reservations, restrictions, encumbrances and other matters accepted or not objected to or waived by Buyer. The parties shall agree upon mutually acceptable escrow instructions for the Escrow Agent to protect the Buyer and Seller.

     7. Title Insurance. At Closing, Seller shall furnish to Buyer, at Seller's expense, an owner's policy of title insurance, in extended coverage form, in the amount of the Purchase Price, insuring title in Buyer subject to standard printed exceptions and those easements, rights of way, reservations, restrictions, encumbrances and other matters accepted or not objected to or waived by Seller.

     8. Closing. In the event of exercise of this Option, the closing contemplated herein (the "Closing") shall occur at the offices of the Escrow Agent or at such other location agreed upon by Buyer and Seller on the date designated by the Buyer under paragraph 5 above. Buyer and Seller agree to each pay one half of the standard reasonable recording, documentation and closing fees of the Escrow Agent, other than the cost of the title insurance policy which shall be paid by Seller. Real property taxes, utility and other charges or assessments for the current year, rents and profits shall be prorated as of the date of Closing. Any greenbelt rollback taxes for periods prior to Closing shall be allocated to and paid by Seller at Closing. All other taxes, including documentary taxes, if any, and all assessments, mortgage liens, encumbrances or charges against the Property of any nature, shall be paid by Seller at Closing, unless waived or assumed by Buyer.


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     9.    Risk of Loss.   All risk of loss and destruction of the Property and
expenses and insurance shall be born by Seller until the date of Closing.

     10. Possession. Seller shall deliver possession of the Property to Buyer on the date of Closing, unless otherwise agreed to by Buyer and Seller.

     11.   Representations.  Warranties Covenants and Conditions.

           (i) As of the date hereof and as of the date of Closing, Seller hereby represents and warrants to Buyer that (a) Seller has all requisite power and authority to enter into this Agreement and all documents contemplated hereby (collectively, the "Purchase and Sale Documents"); (b) there are no claims, actions, suits or other proceedings pending with respect to the Property or against Seller which would affect the Property or Seller's ability to convey the same as required hereunder, (c) the Property complies with all applicable laws and regulations and will pass all applicable governmental inspections; (d) Seller owns marketable fee simple title to the Property not encumbered by any interest in a third party which is not of record; (e) Seller is not in default of any obligations secured by the Property or under any leases with respect to the Property; (f) Seller has received no demands from any governmental agency that the Property contains any hazardous or toxic substance or that any such substance has been discharge from or onto the Property, and the Property has not been used as a processing, storage or handling facility for any "hazardous substance", as defined in any government statute, code or regulation, and there are no hazardous substances existing anywhere on or running onto or off of the Property, except as disclosed by Seller to Buyer in writing within 20 days of the date of this Agreement (Seller agrees to fully indemnify, defend and save Buyer harmless from any loss or injury suffered by Buyer in the event such hazardous substances are discovered to have existed on the Property as of Closing which have not been disclosed by Seller in accordance herewith, which obligation of Seller shall survive Closing), (g) the Property is in full compliance with, and Seller has received no notice from any federal, state, county, municipal or other governmental body or agency of any violation of any law, ordinance, rule or regulation applicable to the Property, or of any proposed, pending or outstanding changes or violations of existing zoning or use regulations, and (h) the Property and all improvements and fixtures thereon are in good working order, without material defects.

           (ii) Buyer hereby represents and warrants to Seller that Buyer has all requisite power and authority to enter into the Purchase and Sale Documents.

           (iii) All covenants, warranties and representations contained in this Agreement shall survive Closing and the delivery of the consideration and deed and shall not be merged

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     therein; provided, however that as to representations made herein, said survival shall be applicable only as to the truth thereof at the time of Closing, but not as to any time subsequent to Closing. (iv) At Closing, Seller shall provide to Buyer an Affidavit to satisfy Internal Revenue requirements, stating that the Seller is not a foreign person (as that term is defined in Section 1445 of the Internal Revenue Code) and providing Seller's employer identification number. In the event that Seller does not provide such an Affidavit, Buyer shall withhold from the Purchase Price such amount as may be required by the Internal Revenue Service and pay such amount to the Internal Revenue Service as required by applicable law.

           (v) Seller shall provide such information and shall be responsible for filing such reports as shall be required under the reporting requirements of the Tax Reform Act of 1986, and shall indemnify and hold harmless Buyer should it fail to comply.

           (vi) Buyer's obligation to close under this Agreement shall be subject to its receipt of a general warranty deed in recordable form, and the full performance by Seller of all covenants imposed on it hereunder, and full satisfaction of all other conditions to closing set forth herein.

           (vii) Seller's obligation to close under this Agreement shall be subject to its receipt of the Purchase Price as required hereunder, and the full performance by Seller of all covenants imposed on it hereunder, and full satisfaction of all other conditions to closing set forth herein.

     12.   Brokerage.   Seller and Buyer represent and warrant to each other
that they have not agreed to pay any brokerage or finder's fee or commissions with respect to the sale of the Property, except as disclosed herein, and agree to hold each other harmless from any claim by a third person to any brokerage commission or finder's fee. Seller has agreed to pay V. L. Olsen & Company a finder's fee of three percent (3%) of the principal portion of the Purchase Price, and hereby directs and authorizes Buyer to deduct 3 % of each payment of the Purchase Price from the payments to be made to Seller and pay such deducted amount to or for the benefit of V. L. Olsen & Company.

     13. Termination of Option. If this Option has not been exercised on or before the expiration of the Option Period, the Option shall expire. In such event, or if Buyer has exercised the Option but chooses to terminate under the provisions of paragraph 4 or otherwise fails to close, this Agreement shall terminate in which event Seller, if not in default hereunder, shall retain the Option purchase price previously received from Buyer as full consideration for the granting of this Option. Further, since the ascertainment of damages from a failure to close would be difficult

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and burdensome for the parties, the Seller shall retain the Option purchase price as full and complete liquidated damages for failure to close if this Option is exercised. Seller shall not be entitled to make any further claim against Buyer.

     14.   General Provisions.

           (i) Binding Agreement. This Agreement shall be binding upon and shall inure to the benefit of the heirs, legal representatives, successors and assigns, as applicable, of the respective parties hereto, and any entities resulting from the reorganization, consolidation or merger of any party hereto.

           (ii) Headings. The headings used in this Agreement are inserted for reference purposes only and shall not be deemed to limit or affect in any way the meaning or interpretation of any of the terms or provisions of this Agreement.

           (iii) Time of the Essence. Time is of the essence of this Agreement. Any deadline hereunder which falls on a weekend day or holiday shall instead fall on the next following business day.

           (iv) Severability. The provisions of this Agreement are severable, and should any provision hereof be found to be void, voidable or unenforceable, such void, voidable or unenforceable provision shall not affect any other portion or provision of this Agreement.

           (v) Waiver. Any waiver by any party hereto of any breach of any kind or character whatsoever by any other party, whether such waiver be direct or implied, shall not be construed as a continuing waiver or consent to any subsequent breach of this Agreement on the part of the other party.

           (vi) Modification. This Agreement may not be modified except by an instrument in writing signed by the parties hereto.

           (vii) Governing Law. This Agreement shall be interpreted, construed and enforced according to the laws of the State of Colorado.

           (viii) Attorney's Fees. In the event any action or proceeding is brought by either party against the other under this Agreement, the prevailing party shall be entitled to recover attorney's fees and costs in such amount as the court may adjudge reasonable, whether incurred before, during or after such proceeding is commenced and conducted.

           (ix) Notice. Any notice, consent, request, objection or communication to be given by either party to this Agreement shall be in writing and shall be either delivered personally, by certified mail or by Airborne, Federal Express or other commercial overnight delivery service addressed as follows:

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     If to Buyer, to:       Pangolin Corporation
                            Suite 218
                            Deer Valley Plaza
                            1351 Deer Valley Road South
                            Park City, Utah 84060


     With a copy to:        Steven W. Dougherty, Esq.
                            Anderson & Karrenberg
                            700 Bank One Tower
                            50 West Broadway
                            Salt Lake City, Utah 84101-2006

     If to Seller, to:      U.S. Energy Corp./Crested Corp.
                            877 N. 8th West
                            Riverton, Wyoming 82501

           (x) Recording. This Agreement shall not be recorded in the county land records. However, the Buyer may record notice of this Agreement in such records.

           (xi) Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, but all of which shall together constitute one and the same instrument.

     15. Assignment. Buyer may, at its option and with written notice to Seller, assign its rights hereunder to any person or entity who shall assume all obligations hereunder. Upon such assignment, Buyer shall no longer be obligated hereunder, whereupon all references herein to Buyer shall be deemed to refer to said assignee only. Seller shall thereafter attorn to such assignee as buyer under this Agreement.

     16. No Partnership or Agency. Seller and Buyer acknowledge that, by virtue of this Agreement and the transactions contemplated hereby, Seller and Buyer are not the agents or partners of each other, and that the transactions contemplated hereby do not constitute any joint venture or partnership between Seller and Buyer.


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     IN WITNESS WHEREOF, Buyer and Seller have executed this Option Agreement on the date first above written.

                                             BUYER:

                                             Pangolin Corporation


                                             By ___s/Kitty Bennion__________
                                             Its __Vice President___________



                                             SELLER:

                                             U.S. Energy Corp./Crested Corp.


                                             By ___s/Michael E. Sweeney_____
                                             Its __Vice President___________



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                                  EXHIBIT "A"

                        MOUNTAIN MEADOWS BUSINESS PARK

                                  (PARCEL A)


The East one half of the Northwest one quarter (E1/2 NW1/4), Section 36, Township 50 North, Range 1 West, of the New Mexico Principal Meridian, Gunnison County, Colorado, shown on the attached Zoning and Land Use Plat--Mountain Meadows Business Park as the commercial, industrial, business and office/medical/multi-family tracts containing in total 57.68 acres, more or less, together with that area embraced within the proposed right-of-way for Colorado Street and the undedicated portion of Spencer Avenue, which alignments are also shown ont he attached plat.

EXCEPTING THEREFROM:

1. That portion of the subject property conveyed to the County of Gunnison in right of way deed recorded May 29, 1948 in Book 278 at Page 196 more particularly described as follows:

     Beginning at a point on the south boundary of the NW1/4 of said Section 36, from which point the east quarter corner of said Section 36 bears North 89 degrees 58' East a distance of 3961.7 feet, more or less; thence South 89 degrees 56' West a distance of 0.8 feet to the Southwest corner E1/2 NW1/4 of said Section 36; thence North 0 degrees 10' West a distance of 2646.0 feet along the west boundary of said W1/2 NW1/4; thence south 89 degrees 46' East along the north boundary of the NW1/4 of Section 36 a distance of
     5.2 feet; thence south 0 degrees 04' East a distance of 2646.0 feet, more or less to the point of beginning.

2. That portion of the subject property conveyed to the State Department of Highways in deed recorded May 14, 1974 in Book 469 at Page 190 more particularly described as follows:

     Beginning at a point on the south line of the SE1/4 NW1/4 of Section 36, from which the W1/4 corner of Section 36 bears S 89 degrees 53'30" West a distance of 1,322.1 feet; thence North 0 degrees 04' West a distance of
     309.2 feet; thence North 1 degrees 22' East a distance of 200.1 feet; thence North 0 degrees 04' West a distance of 800.4 feet; thence North 0 degrees 54' West a distance of 687.6 feet to the east right of way line of SH 135 (May 1973); thence South 0 degrees 04' East along said right of way line, a distance of 1,997.2 feet to the south line of the SE1/4 NW1/4 of
     Section 36; thence North 89 degrees 59'30" East along said line, a distance of 5.0 feet, more or less to the point of beginning.

3. That portion of the subject property conveyed to NDC Colorado, a Nebraska General Partnership, in the warranty deed recorded August 27, 1985 in Book 621 at Page 19 more particularly described as follows:


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

     Commencing at the center of said Section 36, thence N89 degrees 38'33" W 1315.71 feet along the south line of the E1/2 of the NW1/4 of said Section 36 to a point on the east line of a parcel of land conveyed to the State Department of Highways in a deed recorded May 14, 1974 in Book 469 at Page 190 in the records of the Clerk and Recorder of Gunnison County, Colorado, said point also being the southwest corner of the Meadows Subdivision-- Phase I and the POINT OF BEGINNING; thence along the east line of said tract of land the following three (3) courses:

     1.   Thence N00 degrees 16'01"E 309.20 feet;

     2.   Thence N01 degrees 42'01"E 200.10 feet;

     3.   Thence N00 degrees 16'01"E 687.18 feet to a point of curve; thence
          78.62 feet along the arc of a curve to the right having a Delta of 90 degrees 05'26" and a radius of 50.00 feet to a point of tangency; thence S89 degrees 38'33"E 436.22 feet along the north boundary of the tract to the northeast corner of the tract;

          Thence S00 degrees 12'24"W 446.55 feet;

          Thence S89 degrees 38'33"E 35.00 feet;

          Thence S00 degrees 12'24"W 390.00 feet;

          Thence N89 degrees 38'33"W 163.00 feet;

          Thence S00 degrees 12'24"W 410.00 feet to the southeast corner of the tract, said tract corner being on the south line of the E1/2 NW1/4 of said Section 36; thence N89 degrees 38'33"W 364.62 feet to the POINT OF BEGINNING, containing 13.08 acres.

     4. That portion of the subject property conveyed to the County of Gunnison in the deed recorded January 8, 1985 in Book 613 at Page 868 more particularly described as follows:

          A tract of land within the City of Gunnison, State of Colorado and also within the SE1/4 NW1/4 of Section 36, Township 50 North, Range 1 West, New Mexico Principal Meridian, more particularly described as follows:

          Beginning at a Point which is the intersection of the eastwest center line of said Section 36 and the westerly boundary of Block 51 of the FIRST ADDITION TO GUNNISON, thence the following courses around the herein described tract:

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          1.   NORTH 410.00 feet;

          2.   Easterly on a line parallel to the east-west center line of said
               Section 36 a distance of 424.98 feet;

          3.   SOUTH 410.00 feet to the said east-west center line of Section
               36;

          4. Westerly along said east-west center line 424.98 feet to the Point of Beginning.

          This tract contains 4.00 acres more or less. Bearings used herein are relative to the center line of Iowa street as defined by city of Gunnison monuments on Main Street assumed to run NORTH.

     5. That portion of the subject property conveyed to the City of Gunnison, a Colorado municipal corporation in the warranty deed and grant of easement recorded September 11, 1985 in Book 621 at Page 477 more particularly described as follows:

          A part of E1/2, NW1/4, Sec. 36, T50N, R1W, N.M.P.M., located in the City of Gunnison, County of Gunnison, State of Colorado, more particularly described as follows:

          Commencing at the Center of said Section 36; thence N89 degrees 28'27"W 823.10 feet along the north line of said NW1/4 to the POINT OF BEGINNING; thence S00 degrees 12'24"W 403.89 feet parallel with the east line of said NW1/4; thence N89 degrees 28'27"W 495.26 feet parallel with the north line of said NW1/4 to a point on the east line of a parcel of land conveyed to the County of Gunnison in right of way deed recorded May 29, 1948, in Book 278 at Page 196; thence N00 degrees 16'01"E 403.89 feet along said east line to a point on the north line of said NW1/4; thence S89 degrees 28'27"E 494.83 feet along the north line of said NW1/4; to the POINT OF BEGINNING, containing
          4.59 acres, hereby dedicates the above described parcel of land to the City of Gunnison to satisfy the public land dedication requirement for the Meadows Subdivision--Phase I. The portion of this parcel in excess of the amount required to satisfy the land dedication requirement of the Meadows Subdivision--Phase I shall be a credit against any land dedication for public purposes required by the City of Gunnison for future subdivisions within the 75.96 acres.


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